Exhibit 4.1

AMENDMENT NO. 2 TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT

This AMENDMENT NO. 2 (THE “AMENDMENT”) TO THE SECOND AMENDED AND RESTATED DECLARATION OF TRUST AND TRUST AGREEMENT of GRAYSCALE AVALANCHE STAKING ETF is made and entered into as of the 6th day of August, 2026, by and among GRAYSCALE INVESTMENTS SPONSORS, LLC, a Delaware limited liability company, CSC DELAWARE TRUST COMPANY, a Delaware corporation, as trustee, and the SHAREHOLDERS from time to time hereunder.

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RECITALS

WHEREAS, the Sponsor and the Trustee entered into the Second Amended and Restated Declaration of Trust and Trust Agreement dated as of February 2, 2026, as amended by Amendment No. 1 dated as of March 11, 2026, as may be further amended from time to time (the “Trust Agreement”);

WHEREAS, Section 10.1 of the Trust Agreement provides that the Sponsor may amend the Trust Agreement without the consent of the Shareholders, subject to certain exceptions; and

WHEREAS, the Sponsor desires, pursuant to Section 10.1(a)(i) of the Trust Agreement, to amend and restate certain sections of the Trust Agreement as set forth herein.

NOW, THEREFORE, pursuant to Section 10.1(a)(i) of the Trust Agreement, the Trustee and the Sponsor hereby amend the Trust Agreement as set forth below.

ARTICLE I AMENDMENTS

SECTION 1.1 Amendments.

(a)
Section 1.5 of the Trust Agreement is hereby amended as follows (with strikethrough representing deletions and double underlining representing additions):

SECTION 1.5 Purposes and Powers.

(a)
The purposes of the Trust shall be to (i) accept AVAX for subscriptions of Shares in accordance with Article III hereof or accept cash (to be used to purchase AVAX) for subscriptions of Shares in accordance with Section 13.13 hereof, to hold (x) AVAX, (y) Incidental Rights and (z) if permissible under Section 1.5 and Section 6.4, IR Virtual Currency, to distribute AVAX (or cash from the sale of AVAX) upon

Exhibit 4.1

redemptions of Shares in accordance with Article V hereof (if authorized in accordance with Section 5.1 hereof) (it being understood that the Trust shall not create or redeem Shares at any time that it holds Incidental Rights, IR Virtual Currency or cash from the sale of AVAX, Incidental Rights~~,~~ or IR Virtual Currency), (ii) paying Additional Trust Expenses, the Sponsor’s Fee and the Sponsor’s Staking Fee, (iii) selling AVAX for cash (x) to pay Additional Trust Expenses, the Sponsor’s Fee and the Sponsor’s Staking Fee in accordance with Section 6.8 hereof, (y) to make cash redemptions of Shares (if authorized in accordance with Section 5.1 hereof) or (z) in connection with the Trust’s liquidation, (iv) engage in any form of Staking, but only if (and, then, only to the extent that) the Staking Condition has been satisfied with respect thereto, and (v) to enter into any lawful transaction and engage in any lawful activities in furtherance of or incidental to the foregoing. For the avoidance of doubt, such activities include any lawful action necessary or desirable in connection with Staking (provided that the Staking Condition has been met with respect thereto) or the Trust’s ownership of Incidental Rights, including the acquisition of IR Virtual Currency, except if such action would be prohibited by Section 1.5(c) or any other provision of this Trust Agreement. The Trust shall not engage in any business activity and shall not acquire or own any assets other than (i) AVAX, (ii) Incidental Rights, (iii) if permissible under Section 1.5 and Section 6.4, (x) IR Virtual Currency or (y) assets incident to Staking, and (iv) cash from the sale of any of the foregoing or take any of the actions set forth in Section 6.4. The Trust shall have all of the powers specified in Section 3.1 hereof as powers which may be exercised by a Sponsor on behalf of the Trust under this Trust Agreement.
(b)
If the Staking Condition has been satisfied with respect to a particular form of Staking, the Trust shall (A) engage in Staking with respect to all of the Trust’s AVAX at all times, except (i) as necessary to pay the Sponsor’s Fee and the Sponsor’s Staking Fee, (ii) as necessary to pay any Additional Trust Expenses, (iii) as necessary to satisfy existing and reasonably foreseen potential redemption requests (assuming the Trust is then permitted to operate an ongoing redemption program) as determined by the Sponsor, (iv) as necessary to reduce the AVAX obtained by the Trust as Native Staking Consideration to cash for distribution at regular intervals, (v) as necessary to reduce the AVAX obtained by the Trust as Native Staking Consideration to cash in connection with the Trust’s liquidation, (vi) as necessary to take protective actions in respect of vulnerabilities in the source code or cryptography underlying the Avalanche Network and/or its proof-of-stake protocol, its staking smart contracts or its validator client software, (vii) if the Custodian discontinues its arrangements with the Trust, and such discontinuance affects the Trust’s AVAX, for so long as is reasonably necessary to re-establish those arrangements or to establish similar arrangements with other parties, (viii) if the Custodian discontinues its arrangements with the Staking Provider and such discontinuance affects the Trust’s AVAX, for so long as is reasonably necessary to re-establish those arrangements or to establish similar arrangements with other parties (ix) in the event of a change in applicable law or regulation, (x) during any Uplisted Period, as necessary to maintain a “liquidity reserve” within the meaning of Section 6.02(9) of IRS Revenue Procedure 2025-31, (xi) during any Uplisted Period, as necessary pursuant to a “contingent liquidity arrangement” within the meaning of Section 6.02(12) of IRS Revenue Procedure 2025-31 or (xii) in accordance with any other exception that is expressly contemplated by an opinion, a ruling or Tax Guidance that satisfies the Staking Condition and (B) reduce the Native Staking Consideration held by the Trust to cash no less often than quarterly and promptly distribute the cash proceeds, net of any Trust

Exhibit 4.1

expenses not assumed by the Sponsor, to the Shareholders in accordance with Section 3.7. During the portion of any Uplisted Period during which the Staking Condition has been satisfied with respect to a particular form of Staking, the Trust shall (i) establish written liquidity policies and procedures that comply with the rules of the national securities exchange on which the Trust’s Shares are listed and traded (a “Staking Policy”), (ii) comply fully with the regulations and rules of the SEC, including the requirements set forth in the SEC’s “Statement on Certain Staking Activities” issued on May 29, 2025, (iii) maintain any “liquidity reserve” in respect of the Trust’s AVAX in compliance with the Trust’s Staking Policy and in a manner that is consistent with the requirements set forth in Section 6.02(9) of IRS Revenue Procedure 2025-31 and (iv) enter into “contingent liquidity arrangements” only if in compliance with the Trust’s Staking Policy and in a manner that is consistent with the requirements set forth in Section 6.02(12) of IRS Revenue Procedure 2025-31.
(c)
Subject to the provisions of this Section 1.5(c), the Trust shall not take any action that could cause the Trust to be treated other than as a grantor trust for U.S. federal income tax purposes. Without limiting the generality of the foregoing, no other provision in this Trust Agreement (including, for the avoidance of doubt, Section 1.5(a)) shall be construed to give the Trustee or the Sponsor the power to vary the investment of the Shareholders within the meaning of Section 301.7701-4(c) or similar provisions of the Treasury Regulations, nor shall the Trustee or the Sponsor take any action that would vary the investment of the Shareholders. Notwithstanding the foregoing, by the purchase and acceptance or other lawful delivery, acceptance or holding of the Shares, the Shareholders shall be deemed to have acknowledged and agreed that any form of Staking for which the Staking Condition has been satisfied shall be permitted under this Section 1.5 and Section 6.4(p).

(b) Section 13.11 of the Trust Agreement is hereby amended and restated in its entirety to read as follows:

SECTION 13.11 Integration. This Trust Agreement, Amendment No. 1 and Amendment No. 2 thereto constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

ARTICLE II MISCELLANEOUS

SECTION 2.1 Governing Law. The validity and construction of this Amendment shall be governed by the laws of the State of Delaware, and the rights of all parties hereto and the effect of every provision hereof shall be subject to and construed according to the laws of the State of Delaware without regard to the conflict of laws provisions thereof.

SECTION 2.2 Provisions In Conflict With Law or Regulations.

(a) The provisions of this Amendment are severable, and if the Sponsor shall determine, with the advice of counsel, that any one or more of such provisions (the “Conflicting Provisions”) are in conflict with the Code, the Delaware Trust Statute, the Securities Act, if

Exhibit 4.1

applicable, or other applicable U.S. federal or state laws or the rules and regulations of any Secondary Market, the Conflicting Provisions shall be deemed never to have constituted a part of this Amendment, even without any amendment of this Amendment pursuant to this Amendment; provided, however, that such determination by the Sponsor shall not affect or impair any of the remaining provisions of this Amendment or the Trust Agreement, or render invalid or improper any action taken or omitted prior to such determination. No Sponsor or Trustee shall be liable for making or failing to make such a determination.

(b) If any provision of this Amendment shall be held invalid or unenforceable in any jurisdiction, such holding shall not in any manner affect or render invalid or unenforceable such provision in any other jurisdiction or any other provision of this Amendment in any jurisdiction.

SECTION 2.3 Construction. In this Amendment, unless the context otherwise requires, words used in the singular or in the plural include both the plural and singular and words denoting any gender include all genders. The title and headings of different parts are inserted for convenience and shall not affect the meaning, construction or effect of this Amendment.

SECTION 2.4 Counterparts; Electronic Signatures. This Amendment may be executed in one or more counterparts (including those by facsimile or other electronic means), all of which shall constitute one and the same instrument binding on all of the parties hereto, notwithstanding that all parties are not signatory to the original or the same counterpart. This Amendment, to the extent signed and delivered by means of a facsimile machine or other electronic transmission, shall be treated in all manner and respects as an original agreement and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person.

SECTION 2.5 Defined Terms. For purposes of this Amendment, any capitalized terms used and not defined herein shall have the same respective meanings as assigned to them in the Trust Agreement.

[Signature Page Follows]

Exhibit 4.1

IN WITNESS WHEREOF, the undersigned have duly executed this Amendment No. 2 to the Second Amended and Restated Declaration of Trust and Trust Agreement as of the day and year first above written.

CSC DELAWARE TRUST COMPANY, as Trustee

By: /s/ James Grier

Name: James Grier

Title: Vice President

GRAYSCALE INVESTMENTS SPONSORS, LLC, as Sponsor

By: /s/ Craig Salm

Name: Craig Salm

Title: Chief Legal Officer

Exhibit 4.1

[Signature Page to Amendment No. 2 to Second Amended and Restated Trust Agreement]